                                                                    EXHIBIT 99.1

                             [RENAL CARE GROUP lOGO]

                                   ----------

                                  NEWS RELEASE



FOR IMMEDIATE RELEASE                       CONTACT: R. DIRK ALLISON
                                                     CHIEF FINANCIAL OFFICER
                                                     615-345-5500


                       RENAL CARE GROUP'S BOARD AUTHORIZES
                          $50 MILLION STOCK REPURCHASE

Nashville, Tennessee (October 2, 2000)--Renal Care Group, Inc. (Nasdaq/NM: RCGI) today announced that its Board of Directors has authorized the Company to expend up to $50 million to repurchase the Company's common stock. The purchases are to be made from time to time over the next 12 months on the Nasdaq Stock Market's National Market at prices prevailing on that market or in privately negotiated transactions on conditions acceptable to the Company. Renal Care Group currently has approximately 48 million shares of common stock outstanding. Based on Friday's closing price, Renal Care Group could buy back approximately 2.7 million shares. The Company expects to fund its purchases from working capital and credit available under its bank credit agreement.

         Sam A. Brooks, chairman and chief executive officer of Renal Care Group, said, "We are pleased that the Board has chosen to support a share repurchase program which affirms Renal Care Group's positive outlook. It is our belief that the Company's shares at current market prices represent an attractive investment for the Company.

         Renal Care Group, Inc. is a dialysis services company that provides care to patients with kidney disease. The Company treats approximately 15,900 patients through 193 dialysis centers, in addition to providing acute dialysis services in 108 hospitals. Over 5,000 associates provide services in the Company's 23-state network.

         Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's expectations and are based upon currently available information. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Renal Care Group to differ materially from those expressed in or implied by the forward-looking statements. These factors are discussed in more detail in the Company's reports filed with the Securities and Exchange Commission, including without limitation Renal Care Group's annual report on Form 10-K for the year ended December 31, 1999 and Renal Care Group's quarterly reports on From 10-Q for the quarters ended March 31, 2000 and June 30, 2000. Copies of these filings are available from Renal Care Group upon request.

                                      -END-



                             RENAL CARE GROUP, INC.
                         2100 WEST END AVENUE, SUITE 800
                           NASHVILLE, TENNESSEE 37203
                    (615) 345-5500 - (615) 345-5505 FACSIMILE